EXHIBIT 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-63561, 2-90023, 2-95495, 33-2502, 33-4067, 33-22604, 33-22605, 33-29484, 33-39851, 33-39852, 33-43128, 33-46520, 33-46521, 33-60696, 33-60642, 33-61427, 33-64849, 333-04771, 333-04819, 333-04821, 333-08493, 333-40222, 333-40224, 333-47787, 333-47789, 333-48243, 333-56529, 333-57444, 333-69359, 333-79551, 333-87055, 333-50092, 333-53314, 333-53828 and 333-75170, and Form S-3 Nos. 333-08505, 333-08509, 333-17651, 333-87053, 333-48928, 333-51530 and 333-53660) of Analog Devices, Inc. and in the related Prospectuses of our report dated November 19, 2001, with respect to the consolidated financial statements and schedule of Analog Devices, Inc. included in this Annual Report (Form 10-K) for the year ended November 3, 2001.

Boston, Massachusetts

January 24, 2002